FOR IMMEDIATE RELEASE - page 1 of 2
           Harold's Stores, Inc. Releases Operating Results For
                  The Second Quarter Ended July 29, 2006

Dallas, TX - August 22, 2006 - Harold's Stores, Inc. (OTCBB symbol: HLDI) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the second quarter and year-to-date period ended July 29, 2006.

For the second quarter, the Company reported a net loss of $5.0 million, or $0.81 per share, compared to a net loss of $2.9 million, or $0.53 per share, in the same period of the previous year. During the year-to-date period ending July 29, 2006, the net loss was $6.0 million, or $1.02 per share, as compared to a net loss of $2.1 million, or $0.46 per share, in the same period of the prior year.

"Our second quarter loss was primarily a result of sales being below expectations, which required us to take incremental markdowns during the quarter on ladies' spring and summer merchandise," said Leonard Snyder, Interim Chief Executive Officer. "Fortunately, our inventory ownership of this clearance merchandise has been reduced to manageable levels." Mr. Snyder continued, "Our customers' initial reactions to fall merchandise, which is classically-inspired and consistent with historically successful fall offerings, have been encouraging."

For  the  quarter,  overall  sales were $19.3 million,  compared  to  $20.3 million for the same period in the previous year, a decrease of 5.0%. Total comparable store sales were down 9.4%, 9.2% in the full-line stores and 13.3% in the outlets. Direct sales (internet and catalog) were $1.2 million, nearly double last year's level of $670,000.

For the year-to-date, overall sales were $40.4 million, compared to $44.3 million for the same period in the prior year, a decrease of 8.8%. Total comparable store sales were down 13.3%, 13.6% in the full-line stores and 8.3% in the outlets. Direct sales (internet and catalog) were $2.4 million, up 47% from the year ago level of $1.6 million.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2006 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045
                                 - More -
Harold's Earnings Release
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             HAROLD'S STORES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands Except Per Share Data)

                               13 Weeks Ended     26 Weeks Ended
                                July     July      July     July
                                29,      30,       29,      30,
                                2006     2005      2006     2005

Sales                               $        $         $        $
                                19,28    20,29     40,39    44,26
                                    3        8         1        2

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items    16,54    15,55     29,95    30,02
shown separately below)             1        8         2        6

Gross margin                     2,742    4,740     10,43    14,23
                                                       9        6

Selling, general and             6,345    6,307     13,66    13,70
administrative expenses                                8        8

Depreciation and amortization     864      969     1,716    1,943

Operating loss                  (4,46    (2,53     (4,94    (1,41
                                   7)       6)        5)       5)

Interest expense                  597      357     1,068      696

Gain on sale of building         (18)        -      (36)        -

                                  579      357     1,032      696

Loss before income taxes       (5,046    (2,893   (5,977   (2,111
                                    )         )        )        )

Benefit for income taxes            -        -         -        -

Net loss                            $         $        $        $
                               (5,046    (2,893   (5,977   (2,111
                                    )         )        )        )

NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS:

Net loss                            $         $        $        $
                               (5,046    (2,893   (5,977   (2,111
                                    )         )        )        )

Less:  Preferred stock
dividends and accretion of          0      375       369      752
preferred stock issuance
costs

Net loss applicable to common       $         $        $        $
stockholders                   (5,046    (3,268   (6,346   (2,863
                                    )         )        )        )

Net loss per common share:
Basic and diluted                   $         $        $        $
                               (0.81)    (0.53)   (1.02)   (0.46)


Weighted average number of      6,224    6,223     6,224    6,223
common shares - basic


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